ChinaCast Education Corporation
Fourth Quarter  and Full Year 2007 Financial Results Conference Call
March 31, 2008

Operator:
Good morning, everyone and welcome to the ChinaCast Education Corporation Fourth Quarter and Full Year 2007 Earnings Results Conference Call. With us today are Ron Chan, Chairman and Chief Executive Officer and Tony Sena, Chief Financial Officer. Mr. Chan will review the results for 2007 and discuss the outlook for the company. His presentation will be followed by a question and answer session. This call is being recorded and a replay will be available starting two hours after the call concludes, either on the web at http://www.investor.shareholder.com/media/chinacast or by calling toll-free in North America 1-(888) 203-1112 and using the passcode 4734122 or for international callers by dialing 1-(719) 457-0820 and again using the passcode 4734122.

As a reminder, please note that the discussion today will contain forward-looking statements made under the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements involve inherent risks and uncertainties. As such, results may be materially different from the views expressed today. A number of potential risks and uncertainties are outlined in the company’s public filings with the SEC. The company does not undertake any obligation to update any forward-looking statements, except as required under applicable law.

I’d now like to turn the call over to Mr. Ron Chan, Chairman and CEO of ChinaCast Education Corporation. Please go ahead, sir.

Ron:
Thank you for the introduction. Good morning or good evening and thank you all for joining us to review our year end results. For those of you following along with the slide presentation on our website, let’s start with slide 3.

Today I will review with you our 2007 business highlights, our goals and strategies. Tony will present our 2007 financial highlights and our 2008 outlook. And we will both be happy to take your questions in the Q&A session. Now, let us turn to slide number 4.

Looking back over the whole of 2007, it’s been an exciting year of transition for us. We started the year as an e-learning company listed on the Singapore exchange and over the course of the year we transformed ChinaCast into a full-service, for-profit education company listed on the NASDAQ Market.

To accomplish this we have made bold new moves that transformed ChinaCast. First, eight Daily English Centers have been opened since July, 2007. We now address the English language training market worth about $2 billion per year, thanks to our acquisition of the Modern English brand name. And we will continue to grow our capabilities in that segment by rolling out more Daily English Centers. We plan to open another 12 centers by the end of 2008.

Second, our shares were listed under our new ticker, CAST, on NASDAQ since October 29, 2007. Third, we signed an agreement to buy 80 percent of the Foreign Trade and Business College of Chongqing Normal University in December, 2007. All of this culminates in our having achieved our aim of transforming ChinaCast into a full-service for-profit education company. Now let us turn to our goals and strategies, slide number 6.

Our goal is to become a leading, if not the leading player in the sector. To get there, our next steps are to (1) acquire career-oriented schools and universities. What we have in mind here would be more private universities with new curricula that will compliment our e-learning platform. We will maintain focus on acquiring best-in-class, accredited institutions matching our profitability criteria and we will seek to develop synergies between our e-learning platform of services and traditional learning institutions.

Accomplishing this will mean that our future profile will be 75,000 on campus students with over $100 million U.S. of revenue. Our timeframe for this is roughly two to three years.

Now, I would like to turn the call over to Tony, who will highlight for you our financial results and outlook. Thank you, Tony.

Tony:
Thanks, Ron. Turning to slide number 8, we’ll commence with the highlights for 2007. ChinaCast generated $25.7 million in revenue in 2007. It is up eight percent from last year. A key metric I’d like to point out is that the proportion of revenues from services have increased from 72 percent to 80 percent, which helped improve our profitability since service revenue carries much higher margins whereas equipment revenue has pretty much low margin.

We are especially happy about the increases in our profit margins. The gross margin was 54 percent for the year, up five percentage points from 2006.

Our reported net income is up by 198 percent for 2007. However, we must point out that if you take a closer look and adjust for the one-off impairment charge that reduced 2006 net income and the one-off impairment write back for this year, the year over year increase is actually 47 percent.

Earnings per share came to about 30 cents, 30 U.S. cents a share this year and 29 U.S. cents per share on a diluted basis. Let’s turn over to slide number 9.

This chart gives you a longer perspective of our annual revenue. We’re up eight percent over last year at $25.7 million U.S. And taking a look at our revenue, taking a look at the split between services and equipment on slide 10, we can see service revenue was up 19 percent to $20.4 million in 2007 whereas equipment revenue was down by 20 percent to $5.3 million U.S.

Now looking at revenue broken out for the three business lines on slide 11, we can see that the post-secondary and vocation career business lines are growing more rapidly and will continue to do so since our strategy is to focus on higher margin segments. By comparison, the K to 12 segment is more stable relative to the other two business lines.

Turning to slide number 12, our gross profit came to $14 million or $102.2 million RMB. This was certainly enhanced by the increasing service revenue which I mentioned earlier.

Turning to slide number 13, our reported annual net income for 2007 was $8 million U.S. or $58.7 million RMB. This reported net income is up 198 percent over last year. Again, in taking the adjustment of the one-off impairment charge for 2006 and the write back into 2007, after adjusting for these items the net increase in net income was on the order of 47 percent.

Let’s turn to our quarterly highlights on slide number 14. For the fourth quarter, revenues were up eight percent to $8.2 million U.S. Here, again in the quarter our service revenue was up significantly by 26 percent. Equipment revenue was down by 21 percent.

Gross profit reached $4.1 million, up 28 percent, making for a strong profit margin of 50 percent. This is up eight percentage points from last year.

Net income for the fourth quarter reached $2 million, recovering from a loss of about $1 million in the fourth quarter of last year. Again, this is affected by the two impairment charge items and if we adjust for those impairment charges, the net income for fourth quarter would have been $4.5 million compared to $6.1 million last year and consequently there was actually a reduction of 26 percent. And this 26 percent was also caused by additional -- last year we were moving onto NASDAQ in the fourth quarter so there was a lot of additional professional fees that were incurred in the fourth quarter and at the same time we also acquired the Modern English Centers, which we were going through the building phase. So there were some additional expenses during that quarter.

Turning to slide number 15, looking at our quarterly revenues we can see a bit of seasonality with the fourth quarter typically being the strongest in revenues. Slide number 16 shows us the breakout of our revenue. We can see that our modest revenue growth of 8 percent was due to a significant drop of 20 percent in equipment sales for the quarter. Our service revenue grew by 26 percent in Q4. As equipment sales have very low margins, moving forward we will structure our transactions in such a way that we only recognize the gross margin, the gross profit as revenue for those transactions that have low risk or low margin.

Slide number 17 shows our revenue by business lines. We can see that from the fourth quarter of 2006 to 2007 it was slightly stable for the K to 12 and vocational business lines whereas the post-secondary business line was up 37 percent and in 2007 it accounted for 37 percent of revenues as compared with 29 percent last year. So our post-secondary business line is actually growing proportionally against our other business. Let’s turn to slide number 18.

Looking at our net income by quarter, in our reported figures 2007 fourth quarter net income totaled 14.8 RMB, million RMB, recovering from a loss of 7.2 RMB in 2006. 2006 fourth quarter net income was adversely affected by those one-time charges that we talked about and similarly 2007 fourth quarter net income was also affected by the $10.3 million one-off gain.

We will now turn to our outlook for 2008. In 2008, looking at slide number 20 now, in 2008 we see e-learning, we can see e-learning growing at similar rates in 2008 compared to 2007 which is about 18 to 20 percent. The college that we acquired, that we will acquire, FTBC, will contribute to results starting from Q2-2008. And the fall 2008 enrollments for fall this year is likely to be up by 15 percent. To this we will seek to add other additional services such as foreign degree/non-degree programs and to introduce a Daily English Center on the FTBC campus.

We also plan to roll out 12 additional, 12 new Daily English Centers in 2008 and together with our plan for franchise we will be franchising Daily English in the coming years to reach secondary and tertiary cities around China.

Now turning to what this would mean for us in revenue, so slide number 21. Based on the growth we see in the e-learning and with FTBC contributing to our results starting in the second quarter of 2008, our preliminary estimate for 2008 is revenue ranging from 234 million RMB to 256 million RMB, which at an exchange rate of 7.3 translates to $30 to $35 million U.S.

Let’s look at net income on slide number 22. Our net income for 2008, we are estimating it to be in the range of RMB 80 million to RMB 90 million. Again using a dollar/RMB exchange rate of 7.3 we would translate into that income of $11 to $13 million in 2008.

I would like to turn the call over to your questions. Operator, would you please introduce the person with the first question?

Operator:
Thank you, sir. Today’s question and answer session will be conducted electronically. If you’d like to signal to ask a question, please do so by pressing the star key followed by the digit one on your touchtone phone. If you are using a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment. Once again, that’s star one for questions. And we’ll go first to Brandon Dobble(?) of William Blair.

Q:	Hi, guys, good morning.

Answer:	Good morning.

Answer:	Hi, Brandon. How are you?

Q:
Good. A question for you relating back to the expansion of foreign degree or non-degree programs. What kind of regulatory requirements are there to get those new programs put into place on the campus of FTBC? Is there a timeframe about which we can think those happen or kind of how many programs should we look at? And I guess the same question for Daily English. Is there any regulatory approvals you have to go through to co-locate a Daily English Center on that campus?

Answer:	Let me answer your second question first. On the Daily English side, definitely there is no regulatory approval at all that is required when we try to open a center within our campus. That is one.

The second one is that as long as the programs, the foreign programs that are not degree-related, then again there is no regulatory requirements. If it is degree-related or degree-oriented, then there will be certain approval that needs to be done within the Ministry of Education. In our plan, initially our current plan is to introduce non-degree programs first. We are talking to a couple of potential partners on business-related accounting related programs and also hospitality management programs. Because these programs that we are going to introduce are likely to be vocational-oriented, so a degree we believe is not the essential part, it is rather the technicality and the overall standing of these programs. So we are targeting to introduce at least one program into FTBC within this year in either one of the areas that I mentioned just to try it out. Again, I want to say it’s not only that there if it is not degree-related, not only that there is no regulatory requirements. Then there’s also no limit on how much a program like this can charge, can be charged. So this is the area that we are looking at right now.

Q:
Okay and then a follow up question not too related, maybe one for Tony or for you Ron. As we think about capital expenditures for 2008, anything large? I mean do you need to spend some money to build out the capacity at FTBC or build out capacity for Daily English? How should we think about your capital needs this year?

Answer:
Now, actually there are three areas that would involve capital normally, that would involve capital needs. One is our satellite center, our satellite system. The second one is the Daily English. The third one is of course our own campus. Now on the satellite side we don’t see any requirement of big capital expenditure because we already have invested that in 2006 actually. So that is one area. On the Daily English side, on the 12 -- I’m sorry, on the additional 12 centers, yes there are normal capital expenditures that we have to put in. Each center we are now looking at putting up between $300,000 U.S. to about -- roughly $300,000 U.S. range. But on the other hand, just like in Tony’s presentation he also mentioned that we are actually looking into using a new model to start centers in the tier two and tier three cities, which is a franchising model that will reduce significantly our capital expenditure in that sense. So that is on Modern English.

On the FTBC, yes, they have some capital expenditure but that is within their budget. For example, they will have to enhance -- actually they have started work to build two more dormitory buildings. That is all within the capital budget of FTBC itself. So in terms of the group, the listed company we don’t -- so that is the situation about capital expenditure.

Q:	Okay, great. Thank you very much.

Answer:	Okay, thank you Brandon.

Operator:	And we’ll take our next question from Kathryn LeYoung(?) of Citigroup.

Q:	Hi, good evening. Thanks for my question.

Answer:	Hi, good evening.

Q:
Hi. I just have one question regarding your growth strategy. You’ve identified acquiring career-oriented schools as one of your key growth strategies. So I was wondering if you could elaborate on some of the key consideration criteria that you look at when deciding which disciplines or new markets to expand into. And related to that is have you identified any new disciplines or vocations that you would like to move into next? Thank you.

Answer:
Yes. Well, I would like to take this opportunity to once again reemphasize the way we look at these opportunities because (1) we believe the for-profit private university by themselves they are a profitable business. All of the acquisition comes with a very significant piece of asset. So this is by itself a very attractive business. But on the other hand, it actually plays out very well with our -- that compliments our e-learning platform. So because of these two reasons we are determined to go forward and focus ourselves. On one hand we will expand our e-learning service with our existing customers. On the other hand we will acquire more of these universities to enhance our content portfolio and compliment our e-learning platform in the later stage.

Now, in terms of target we have a number of criteria that is important in all of our considerations. One is that these universities will have to be accredited by the Ministry of Education because with this accreditation that means the recruitment of students is pretty much guaranteed and also that is a very significant indication of the standing of this university.

The second criteria of course is the clean title that we always emphasize, the land, the facilities, the clean title. I like to point out some of these private universities, they have a not very clear title. For example, they will lease the land from somebody or they will share some facility with some university. These are the things that we like to avoid.

Now, thirdly of course is the profitability. As you can see our metrics from FTBC that we are actually paying at the current year we are paying between 10 to 12 times and actually the maximum capacity we are paying within 7 to 8 times earnings. So these are the earnings criteria for this university.

In terms of the content, we will be looking at more career vocational focused content such as the business school that we have acquired in FTBC. So FTBC and then we are also talking to -- sorry and we also have one communications school that we have been talking to and we are also talking to one engineering school and one school that is very specialized in the hospitality management. So what we would like to do is to be able to offer courses that the students can actually use to find better jobs. That will be our focus.

So these are the four criteria. As long as these four criteria are met then we can start talking to them. And as I mentioned just a minute ago that we have a few that we are talking to right now.

Q:	Thank you.

Answer:	I hope I’ve answered all of your points.

Q:	Yeah, you have. That was very helpful.

Answer:	Thank you.

Operator:	And we’ll take our next question from Ping Luo of Global Hunter Securities.

Q:	Hi, Ron and Tony.

Answer:	Hi Ping.

Q:
Hi. My question is regarding your 2008 guidance. Your revenue guidance is $32 to $35 million. I wonder if you can have a breakdown of that because you have already have $25 million for 2007, which of course…

Answer:	Yes.

Q:
Yeah, primarily in e-learning business. So even if that grows with a flat rate to 2008, which only leaves $7 to $10 million for the other business. And for FTBC originally you announced that the annual revenue projection is about $15 million. Even if we miss the first quarter, we have three quarters left, which should contribute about $12 million to the revenue. And with this we haven’t mentioned the Daily English yet. So I really want to have an idea in the $32 to $35 million what is the breakdown between these three businesses.

Answer:
Yes. Actually, Ping, thank you for your question because we were actually expecting this question. So thank you for bringing it up. The reason why this doesn’t add up for you, I think is because as Tony has mentioned in his presentation is that from 2008 onwards in order to simplify our financial picture we have taken -- we have made a decision to for certain equipment contracts that have low risk and low margin, we will just book the profits instead of booking the entire contract value of it. If you look at 2007, roughly about $20 million, $20.5 million, $20.4 million is actually from our service and then $5.6/$5.5 is actually from these kind of equipment sales. Even though these equipment sales are instrumental in some of our contracts, but in order to take a prudent and also simplify the whole picture about analysts asking us what is the equipment sales, how to break it down, we have made a decision of starting in 2008 onward we will just book the profit instead of booking the entire revenue. So that is one of the reasons why you will see that we are actually forecasting the revenue to be in the $32 to $35 million range.

If you ask me to break it down, you can see that we have based on $20 million, that range and then multiply by our normal growth and then we take the FTBC and then we add three-quarters of FTBC without even considering the increase in the last quarter. And then we are not taking -- we are taking some revenues from Daily English. That is how we came up with the $32 to $35 million. And on the other hand, we also could be a little bit prudent in that because this is the beginning of the year and we are guiding for the whole year for the first time in the first quarter. So we would like to be a little bit conservative on that side. We, as the time goes by, for example if there is another acquisition or another development then we will definitely be updating the market at that time.

Q:
Yes. Thank you. Talking about Daily English, how much -- we’re expecting 8, 12, 20 centers in 2008. Yeah, if you leave only probably $3 or $4 million revenue to the centers, I wonder how much each center contributes too. Yeah, I believe we should be prudent but can you comment on the Daily English, how much revenue could come from that segment?

Answer:
Well, we are actually looking between $4 to $6 million U.S. in terms of revenue on a conservative side. So that is the -- well, actually, so it’s actually -- we haven’t actually taken too much off the Daily English revenue…

Answer:
Well, one of the things is it really depends on equipment. We’re talking about adding the 12 centers. We probably sort of go moderate in Q2 and then we start to build up tenfold in Q3 and Q4. On that basis, because the way we recognize revenue when a student signs up say for a half year course, it only takes on month at a time of that six months and is not based on cash flow to recognize revenue. So on that basis a lot of the new students that may come into new centers in this year may actually spillover to next year. So the Daily English business is such that in terms of cash flow, a lot of the new student sign ups will end up with the cash flow versus in terms of revenue recognition. We’ll need to spread it out over a period. So on that basis I think when we do projections for Daily English we tend towards the conservative.

Q:	Okay. Thank you. My second question is can you comment again on the tax rate for each business?

Answer:
Okay. At the moment on average we’re taking about 22 percent. In terms of the detail, in terms of business by business details some of the areas like for example FTBC the tax rate is not sort of finalized yet. But we actually take a conservative approach and made the projection based on our internal projection. So if you look at in the, historically, we look at about 22 percent.

Q:
Okay, thank you. And my last question is about the joint program with foreign universities. I would like to know how does that add revenues and earnings? Is it by increasing of enrollment or basically our revenue model is how many students enrolled and how much each student pays, that’s how the revenue comes from. I just wanted to know for the joint program is that increase of enrollment or increase of additional classes which means that each student has to pay more. And when does that actually happen and I will see in the second half to see the introduction of joint programs with universities, foreign universities.

Answer:
I think let me answer that. I think when the joint program is introduced you will see the number of students will increase and also the tuition will increase because this will be additional programs to the current curriculum. So that is one side. On the other hand, we should be looking at Q3 actually if not Q4 because a university actually has two terms. One is the spring term. One is the fall term. The fall term actually starts in September. So I think if we have enough time to introduce a program this year, this will be probably in the Q4.

Answer:
Just to add to that, Ping. The model would definitely be X number of students who enroll in the class multiplied by the tuition. That would be the simple model and it would be based on like a category it may have multiple -- we may have multiple courses but the net will be sort of all -- we will all summarize that into one particular category of revenue, different from our normal university revenue.

Q:	Okay. I’m sorry, I didn’t hear quite clear. Do you mean to say…

Answer:
What happens is it will be -- say based on X number of students enrolling in these programs multiplied by the tuition fee for similar programs because the courses will come from multiple disciplines. Then we will categorize all of those into one category for any projections.

Q:	Okay. All right, thank you.

Answer:	X number of new students in that particular area.

Q:	All right. Thank you. That’s my questions. Thank you.

Operator:	And we’ll take our next question from Mark Marostica of Piper Jaffray.

Q:
Thank you and good evening. A question for you in regards to FTBC and your overall guidance. I believe you mentioned that you’re contemplating 15 percent enrollment growth in the fall and I’m wondering if that is in essence your quota for FTBC first of all.

Answer:	Yes, that is the quota net of the graduating students.

Q:
Okay. So would it be correct to assume then that if you’re able to introduce additional foreign certificate or non-degree programs that you could see enrollments in excess of that 15 percent? In other words…

Answer:	Yes.

Q:	…those programs would -- those enrollments would not be part of the quota.

Answer:	Yes.

Q:	Okay, okay. Is there any chance that the quota might increase over and above the 15 percent?

Answer:	Because this has already been granted for September, 2008, so I think the chance for significant increase in 2008 is not very possible. But definitely in 2009 that is possible.

Q:
Okay, thanks Ron for the clarification. And then my second question relates to Daily English and I’m wondering with that business are you contemplating in your guidance any price increase and if so what do you think the price increase will be in ’08 over ’07?

Answer:
Actually, no. We are not contemplating any price increase for Modern English in our regular in classroom classes. But when -- but actually there’s going to be some new pricing when we started our centers within our campus because then we will be working for the providing service to the students and we are actually working on that model right now.

Q:	Is that decision not to increase pricing competitive, a competitive reaction or can you comment on why you’re not seeing or planning a price increase?

Answer:	Yes, that is competitive. The market is getting quite competitive right now.

Q:	And then just a last wrap up question on the English business. With the Olympics coming up, what is your opinion on how the timing of the Olympics will affect your English business?

Answer:
I think the Olympics is already here. So whatever is the effect that has on the market I think is already done. It’s already been realized. I think the Olympics will last about two, two and a half weeks. So in that two and a half weeks we believe the class will slow down a little bit but because of the fact of our students are paying either for a six months program or for a 12 months program so we don’t see any impact on our revenues and profits. But maybe in that two weeks that the students will probably spend more time at home watching the television than coming to classes.

Q:	Okay, great. Thank you.

Answer:	Thank you, Mark.

Operator:	And we’ll take our next question from Brian Winters of KIP.

Q:
Thank you. I have two questions, the first related to the equipment sales that in fiscal year ’08 we’re now going to be booking just the profit on. If you were to apply that revenue and profit recognition to 2007 and if you exclude FTBC can you talk about the organic growth rate of the core business on an apples to apples basis?

Answer:	Do you mean on the revenue or on the profit side?

Q:	Both.

Answer:	Tony?

Answer:
So we’re looking at if it is revenue on an organic basis, if we take away equipment sales and no effect on FTBC or Daily English, we’re talking about 15 percent and profit we’ll be looking at something alongside 20 percent.

Q:	Okay and then my second question is with respect to your growth strategy. What are the capital structure considerations that you’re thinking about to fund these acquisitions?

Answer:
Well, first of all we have after post-FTBC we will have about between $35 to $40 million U.S. in the bank. The operation as you can see, we are generating some cash within the existing e-learning business. So that is one part of the cash that we can deploy. And the other one is then we have the $9 million warrants that is built into the financial structure. So that is also one of the things that we are looking into how we can speed up the exercise of it or whatever. But of course then we, other than these two, then we will have to see how the market reacts to our results and how the share prices perform and then we can decide on what we can do next. But we are facing a challenge of whether we should move a little bit more aggressive on our acquisition strategy or wait until the market actually rewards us through higher share price to make our acquisition strategy more workable. We are still waiting to see how it plays out. So of course if worse comes to worst we can actually raise some debts in the China market because these universities, they have a very valuable piece of asset and they have a very strong cash flow. So definitely we can do something in that sense. But yes, so I hope I’ve answered your question.

Q:	You have. Thank you very much.

Operator:	And just as a reminder, if you’d like to signal to ask a question, please press star one. We’ll go next to Alex Carvin of Toll Cross Securities.

Q:	Hi guys. I was wondering if you could give us an update on the acquisition of WMCC and when it would be expected to close.

Answer:
Well, on WMCC we have been waiting for their U.S. GAAP accounts. We need that to move forward with this deal. It has been a few months since we have signed the MOU. So unless we receive the U.S. GAAP accounts we will not proceed to the next stage of the deal. But so this is the current situation right now. But however, we still remain committed to ensuring that this acquisition can go forward as much as we can.

Q:
Okay. Okay. And then during the acquisition of FTBC I’m just wondering what kind of competitive environment you guys are facing on the acquisition side. Like were there any other bidders, domestic listed companies for instance?

Answer:
Yes. Actually, while acquiring -- in the process of negotiating with FTBC actually there were two other bidders or participants in the competition. One is a real estate company that values the piece of land that FTBC has. So they actually had made an offer. And the second one is actually an incumbent shareholder of FTBC. That shareholder actually invested about -- actually owns about 30 percent of FTBC but they are an investment company that owns other businesses such as coal mines and natural gas facilities. So these two competitors actually offered a more attractive pricing proposition than us. But from the feedback from FTBC I think the reason why they have finally chose to work with ChinaCast is because ChinaCast is an education company and we are committed to and they believe we have the capability to help them bring the university to the next level. That’s why they want to work with us.

Now, after talking to a number of these similar universities, my finding is that these universities, they were founded by, all of them, most of them were founded by a group of people that are very passionate about providing education. So one of their key objectives is how to bring these centers to the next level. I think that will be a significant point for reference for them. And so this is not something that other financial institutions or other even publicly listed company in China that in general can offer. So that is the competitive landscape.

Q:
Okay. So I mean I guess going forward would you foresee any problems just based on the ability of say the Chinese company with their PEs and whatnot where they are, it’s a lot easier for them to make an accretive acquisition than it is for you guys. Do you see any problems, I mean from that going forward?

Answer:
Well, I, from what we can see is that we can -- at this point in time what we can see is that definitely people will look more aggressively into working with this university because of their value, that if we can realize their value then I’m sure other people can also realize their value. And that is also one of the reasons why in the back of our mind that we have to move much quicker than we currently do. But that also has a lot to depend on our financial capabilities. So we are actually in the process of thinking how on one hand we will have to respect the market and on the other hand how we can actually speed up certain things. Yes, we do see people are moving in this kind of acquisition target.

Q:
Okay. All right. And then my last question is you guys are establishing Daily English program on the FTBC campus. And I’m just wondering what the rationale behind that is. I mean, are there not already English programs at the school?

Answer:
Well, FTBC, actually we had a meeting today with FTBC. Actually they do have regular English 101 programs in their normal curriculums. But currently they only have four foreign teachers. So definitely they need a lot more foreign teachers. And on the other hand, their current curriculum, their current program is not very much oriented towards conversational English. Currently a lot of students in FTBC are purchasing service from other service providers and they have to travel out of the campus to acquire those services. The idea is that since we have this capability within ChinaCast we should provide the service on campus to these students. So that is the rationale behind it.

Q:	Okay and I mean would you be, for say WMCC, would that be something that you guys would be doing as well?

Answer:	Yes. Actually, it is our strategy on every campus that we have we will open a Daily English Center.

Q:	Okay. All right. Thanks.

Answer:	Well, thank you.

Operator:	And just a final reminder, it’s star one for questions. We’ll go next to Harvey Hannerfeld of West Creek Capital.

Q:	Hi, Ron. Hi everyone.

Answer:	Hi, Harvey.

Q:
I just had a quick question. Given the stock price, where the stock trades, really a two-part question: Are you concerned that you’re going to get an offer to buy the company, number one? And number two, would you be receptive to selling the company simply because at least in my mind the stock price is nowhere near reflective of value? Thank you.

Answer:
Yeah. Whether we are afraid, I don’t know because we can’t be afraid. If somebody comes up with an offer, then I think all of us shareholders will have to consider that. But on the other hand, I think ChinaCast, why we are here today and what we can do today as a company I don’t think it is too viable if somebody comes in and takes over and says, “Okay, we will do it and the current management we’ll do it without you.” For example, one of the responses I have given to one of the very large education companies which is not a domestic company which is based in the U.S., after one hour of discussion with them I realized that it is -- doing business in China will require a special set of system and special set of skills. So after an hour of discussion I told them it’s not -- because they were asking us how they can do these acquisitions and why they cannot do these acquisitions. And my response to them is that it’s not you or it’s not because of your company or whatever; it’s just the system that you have and the system that you have adopted just won’t allow you to do a deal in China.

Now coming back to on ChinaCast, it is not that people will say, “Okay, I’ll acquire ChinaCast and then I can do this deal.” It’s not like that. I think it’s ChinaCast is a company. It is the team. So I think the team is still valuable. Now on the other hand, we do not reject any possibility of working closely with a strategic investor in the education space, just as in the year 2000 we actually established a strategic relationship with HNS, the Hughes Network System and also Intel Capital. So we definitely will not reject any possibility of working with another education company based in the U.S. or wherever. But I just don’t think a hostile takeover of a company like ours is the smart way to achieve whatever this company wants to achieve.

Q:	Thanks, Ron.

Answer:	All right. Thank you.

Operator:	And we have no further questions at this time. Mr. Chan, I’d like to turn the call back over to you for any additional and closing remarks.

Ron:
Thank you. Well, we appreciate your taking the time to participate in our earnings call. While my team and I look back on 2007 with satisfaction regarding our accomplishments, we look forward to further pursuing steps towards our goal of making ChinaCast a key leader in the full service, for-profit education sector of China.

It is an exciting time for us as our industry is rapidly growing and transforming itself as it services the educational needs of China, bringing access to better education and allowing ordinary people to also transform their career and futures. Looking into 2008 we will continue to actively seek acquisition targets with new curricula that compliments our own. It is after all new and bolder content which will enable us to develop synergies between our e-learning platform and traditional bricks and mortar institutions. Our focus remains on seeking out those opportunities that meet our criteria for excellency in service, best in class credentials and solid profitability.

Finally, I would like to thank all of my colleagues in the company who worked so hard last year to make this happen. I am sure that all of us will work even harder in 2008 to make ChinaCast a leader in the for-profit education market, especially in the post-secondary area.

Please feel free to contact us if you have any further questions. Thank you all once again for listening and good-bye.

Operator:	And that does conclude today’s conference call. Thank you for your participation. You may disconnect at this time.

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